AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 27, 2005

                                                REGISTRATION NO. 333-124613
===========================================================================

                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                               Amendment No. 1
                                     To
                                  FORM S-3

                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933


                       Farmstead Telephone Group Inc.
                        ----------------------------
           (Exact name of registrant as specified in its charter)


            Delaware                                   06-1205743
-------------------------------             -------------------------------
(State or other jurisdiction of                    (I.R.S. Employer
 Incorporation or organization)                   Identification No.)


                           22 Prestige Park Circle
                      East Hartford, Connecticut 06108
                               (860) 610-6000
---------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                              Robert G. LaVigne
       Executive Vice President, Chief Financial Officer and Secretary
                       Farmstead Telephone Group, Inc.
                           22 Prestige Park Circle
                      East Hartford, Connecticut 06108
                               (860) 610-6000

                   --------------------------------------
          (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)

                                 Copies to:

                        Henry E. Knoblock, III, Esq.
                              Pepe & Hazard LLP
                      225 Franklin Street - 16th Floor
                         Boston, Massachusetts 02110
                          Telephone (617) 748-5500
                          Facsimile: (617) 748-5555

Approximate date of proposed commencement of sale to public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans please check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule
462(c)under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                       CALCULATION OF REGISTRATION FEE


                                                        Proposed
                                           Proposed     Maximum
                       Amount of           Maximum      Aggregate
Title of Each Class    Securities          Offering     Dollar Price        Amount
of Securities          to be Registered    Price Per    of Securities to    Of
to be Registered       in the Offering     Security     be Registered       Fee (4)
-------------------    ----------------    ---------    ----------------    -------

Common Stock             325,000           $ 1.33       $  432,250          $ 50.88
                       Shares (1)

Common Stock             500,000           $ 1.33       $  665,000          $ 78.27
                       Shares (2)

Common Stock             650,000           $ 1.33       $  864,500          $101.75
                       Shares (3)

Total Securities
to be Registered       1,475,000                        $1,961,750          $230.90 (5)
                       Shares

<F1>  These shares (being issued for resale) are issuable on conversion of outstanding note(s) (principal and interest) at a conversion price of $1.54. The number of shares presently issuable on conversion is 325,000.

<F2>  These shares (being registered for resale) are issuable on exercise of warrants, at $1.82 per share. The number of shares presently issuable on exercise is 500,000.

<F3>  These shares (being registered for resale) are issuable on exercise of warrants by certain executive officers of the Company, at fair market value as of the date the Warrant was issued to each executive officer. The number of shares issuable on exercise within the next twelve months is a total of 650,000 shares.

<F4>  Estimated solely for the purpose of calculating the registration fee.
      Pursuant to Rule 457 (c) of the Securities Act of 1933, as amended, the registration fee for the shares has been calculated based upon the average of the high and low prices, as reported by AMEX, for the registrant's common stock as of April 28, 2005, which was $1.33 per share.

<F5>  Previously Paid

Delaying amendment under rule 473(a): The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to section 8(a), may determine.

The information in this prospectus is subject to completion or amendment. The securities covered by this prospectus cannot be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed withthe Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



SUBJECT TO COMPLETION, DATED May 27, 2005

PROSPECTUS


                                                           [LOGO] FARMSTEAD


                       Farmstead Telephone Group, Inc.

                           SHARES OF COMMON STOCK

      The selling stockholders listed on page 10 of this prospectus are offering for resale up to 1,475,000 shares of common stock beneficially owned by them. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. We will receive proceeds from any exercise for cash of warrants made before any sale of any of the shares of common stock being offered under this prospectus that are underlying the warrants.

      The common stock may be offered from time to time by the selling stockholders through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices and in other ways as described in the "Plan of Distribution".

      Our common stock is listed on the American Stock Exchange (the "AMEX")under the symbol "FTG". On April 28, 2005, the last sale price of our common stock as reported by the AMEX was $1.33 per share.

      INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. FOR MORE INFORMATION, SEE "RISK FACTORS" BEGINNING ON PAGE 4.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


            The date of this prospectus is _______________, 2005

                              Table of Contents

                                                                       Page

Forward-looking Statements                                                3
About Farmstead Telephone Group, Inc.                                     3
Risk Factors                                                              4
Use of Proceeds                                                           9
Selling Stockholders                                                     10
Plan of Distribution                                                     12
Legal Matters                                                            14
Experts                                                                  14
Where You Can Find More Information                                      14
Incorporation of Certain Documents By Reference                          15

                         FORWARD-LOOKING STATEMENTS

      Certain statements in this Registration Statement or the documents incorporated by reference in this Registration Statement constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Farmstead Telephone Group, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those set forth under the caption "Risk Factors." Forward-looking statements may be indicated by the words "believe," "expect," "anticipate," "intend," and "plan" and similar expressions, by context or otherwise. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which speak only as of the date of the statement was made. Farmstead Telephone Group, Inc. undertakes no obligation to update any forward-looking statement.

                    ABOUT FARMSTEAD TELEPHONE GROUP, INC.

      Farmstead Telephone Group, Inc. ("Farmstead", the "Company", "we", or "our") was incorporated in Delaware in 1986. We are principally engaged as a provider of new and used Avaya, Inc. ("Avaya") business telecommunications parts, complete systems, and services. From December 1998 to the program's termination in July 2004, we provided refurbished "Classic Lucent(TM)" and "Classic Avaya(TM)" telecommunications equipment pursuant to an "Authorized Remarketing Supplier Program" with Lucent Technologies and Avaya. Since the termination of this program, we have continued to supply refurbished equipment to our customers. We also offer Avaya's full-line of new telecommunications parts and complete systems as an Avaya-certified "Gold Dealer". Our service revenues are under the aegis of our "2 Star" Avaya Services Agreement. Our product offerings are primarily customer premises-based private switching systems and peripheral products, including voice messaging products. We also provide telecommunications equipment installation, repair and refurbishing, short-term rental, inventory management, and related value-added services. A portion of our revenues is also derived from the sale of Avaya maintenance contracts. We sell our products and services to large and mid-size, multi-location businesses, as well as to small businesses, government agencies, and other equipment resellers.

      Effective February 1, 2001, we entered into a joint venture agreement with TriNET Business Trust ("TriNET"), forming a limited liability corporation operating under the name of InfiNet Systems, LLC ("InfiNet"). Under the agreement, we had a 50.1% ownership interest, and TriNET had a 49.9% ownership interest. Based in East Hartford, Connecticut, InfiNet was organized for the purpose of selling new Avaya telecommunications systems primarily to customers within the State of Connecticut and various counties in the State of New York. Effective January 1, 2002, we acquired TriNET's 49.9% ownership interest in InfiNet. During 2002, however, we changed our business strategy concerning the use of InfiNet, downsizing its operating activities by eliminating its entire workforce and fulfilling systems sales orders directly through Farmstead, which acquired its own systems dealer license in 2002. As a result, InfiNet has since been inactive.

      Our revenue has declined significantly over the past several years. Revenue for the years ended December 31, 2004, 2003, and 2002 was $12.34 million, $14.9 million, and $19.46 million, respectively. The decline in revenue and profit margins has been primarily attributable to reduced business spending by our larger customers on enterprise communications equipment coupled with intense competition between the Company and other telecommunications equipment dealers and aftermarket resellers. The decline in revenue and profit margins has also been the prime contributor to our net losses for the years ended December 31, 2004, 2003, and 2002 of $1,424,000, $709,000, and $2,530,000, respectively. Accordingly, we tried to reduce our losses and return to profitability through cost reductions and by broadening our product offerings. Cost reductions alone, however, were not enough to offset the impact of continued revenue declines.

      In the fourth quarter of 2004 we began implementing a strategic redirection, which is principally based upon building a larger and more highly qualified sales force, and diversifying the Company's product offerings and targeted customers. The business strategy is to transition to a full communications solutions provider, becoming less dependent on parts sales, and developing more sources of recurring revenues, such as through installation and maintenance services. We plan to expand our product offerings beyond traditional voice communications products by offering Internet Protocol, or IP, telephony products and unified communications products including voice messaging, and we plan to expand our customer base and revenues by targeting the small to medium-sized (under 200 employees) business market ("SMB").

      Since the beginning of 2005, we have been working with Avaya to structure a "strategic alliance" that would allow us to launch a nationwide effort to sell Avaya SMB products and services. Effective March 1, 2005 we concluded a non-binding agreement to commence a "pilot program", obtaining authorization to market SMB products and services nationally. The purpose of the program is to enable Avaya, and our Company, to increase market share of SMB products and services. Under this trial agreement, Avaya will provide marketing leads and other marketing and technical support, and we will provide the direct sales team to generate sales in the authorized territory. To this end, in March 2005 we hired 23 former Avaya sales and support professionals and launched our SMB program. The pilot program agreement may be terminated by either party upon 30 days prior notice.

                                RISK FACTORS

      We operate in a changing environment that involves numerous known and unknown risks and uncertainties that could materially adversely affect our operations. The following highlights some of the factors that have affected, and/or in the future could affect, our operations.

      OUR BUSINESS IS SUBJECT TO A NUMBER OF RISKS INCLUDING THE RISKS SET FORTH BELOW.

      Our prospects are subject to many uncertainties and risks. Management recognizes the challenges that it faces, particularly during this period of diminished sales levels, and has adopted a number of strategies and action steps to deal with its current operating environment. Disclosure of our strategies and action steps is contained in the discussions set forth in
Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations", of our Annual Report on Form 10-K filed with the SEC on April 7, 2005 and elsewhere therein. These risks and uncertainties are also detailed from time to time in reports we file with the SEC, including Forms 8-K, 10-Q, and 10-K, and include, among other factors, the following principal risks:

      OUR BUSINESS IS MATERIALLY IMPACTED BY CAPITAL SPENDING LEVELS FOR TELECOMMUNICATIONS PRODUCTS AND SERVICES IN THE UNITED STATES.

      As a result of the economic downturn that commenced in 2001, many businesses have reduced or deferred capital expenditures for telecommunications equipment. Our reported 2004 revenues were 17% lower than 2003, and 2003 revenues were 23% lower than 2002 revenues. In addition, this environment has resulted in increased pricing and competitive pressures, which have contributed to our revenue erosion. If business capital spending for telecommunications products does not improve, or if economic conditions in the U.S. deteriorate, our revenues may continue to decline and our operating results will be adversely affected. We remain cautious about the telecommunications product marketplace going forward, and cannot predict whether the level of capital spending for the Company's products will improve in the near term. As a result, we believe that there will be continued pressure on our ability to generate revenue in excess of current levels.

      OUR BUSINESS IS HEAVILY DEPENDENT UPON AVAYA, AS OUR PRIMARY SUPPLIER OF EQUIPMENT FOR RESALE.

      We primarily sell Avaya telecommunications products and services through various Dealer agreements with Avaya. The Company is dependent upon the quality and price-competitiveness of current Avaya products as well as Avaya's continued development of new products in order to compete. The Company's current sales levels for new parts and systems would be adversely impacted should market demand for these Avaya products significantly decline. Should Avaya's operations deteriorate to the point that it either cannot continue to introduce technologically new products or effectively compete with other equipment manufacturers, our long-term business strategy to continue as an Avaya dealer would be adversely affected.

      Our new parts and systems sales levels would also be adversely impacted if the Avaya dealer agreements were terminated, or if Avaya eliminated its "Business Partner" programs. It is Avaya's current intent to generate a larger percentage of its revenues from its dealer base, of which we are one. Effective July 30, 2004, Avaya terminated the ARS aftermarket program, and by September 30, 2004 we were no longer authorized to sell refurbished product under the "Classic Avaya" label. We believe, however,that the termination of this program did not have a material adverse impact on our sales of refurbished equipment, primarily because we have continued to sell refurbished equipment under our "Farmstead-Certified" label, and because Avaya continues to offer installation and maintenance of its refurbished equipment with or without their "Classic Avaya" label.

      Since the beginning of 2005, we have been working with Avaya to structure a "strategic alliance" that would allow us to launch a nationwide effort to sell Avaya SMB products and services. Effective March 1, 2005 we concluded a non-binding agreement to commence a "pilot program", obtaining authorization to market SMB products and services nationally. The purpose of the program is to enable Avaya, and our Company, to increase market share of SMB products and services. Under this trial agreement, Avaya will provide marketing leads and other marketing and technical support, and we will provide the direct sales team to generate sales in the authorized territory. To this end, in March 2005 we hired 23 former Avaya sales and support professionals and launched our SMB program. The pilot program agreement may be terminated by either party upon 30 days prior notice.

      OUR GROSS PROFIT MARGINS VARY FROM PERIOD TO PERIOD.

      Our gross profit margins are dependent upon a variety of factors including (1) product mix - gross margins can vary significantly among parts sales, system sales and our various service offerings. The parts business, for example, involves hundreds of parts that generate significantly varying gross profit margins depending upon their availability, competition, and demand conditions in the marketplace;
(2)customer mix - we sell parts to both end-users and to other equipment resellers. Our larger "Enterprise" companies often receive significant purchase discounts from Avaya, which could lower our gross margins as we compete against Avaya directly for this business; (3) the level and amount of vendor discounts and purchase rebates available to us from Avaya and its master distributors; (4) excess capacity - as sales volume falls, overhead costs become a higher percentage of sales dollars; (5) competitive pressures - as a result of the slowdown in capital equipment spending in our industry, and the several hundred Avaya dealers nationwide , we have been faced with increased price competition; and (6) obsolescence charges. The combined effect of all of these factors will result in varying gross profit margins from period to period.

      OUR GROSS PROFIT MARGINS AND OPERATING EXPENSES COULD BE ADVERSELY AFFECTED BY A REDUCTION IN PURCHASE DISCOUNT AND OTHER REBATE OR INCENTIVE PROGRAMS CURRENTLY OFFERED BY AVAYA.

      As an Avaya Dealer, we receive substantial rebates and other cash incentives from Avaya, based upon volume levels of certain product purchases, which are material to our operating results and which help reduce product purchase costs, market development and marketing expenses. These incentive programs are subject to change by Avaya, and no assurances can be given that they would not be altered so as to adversely impact our profit margins or operating expenses.

      WE MAY NOT HAVE ADEQUATE CASH OR CREDIT LINES TO FINANCE THE COMPANY'S WORKING CAPITAL REQUIREMENTS OR GROWTH PLANS.

      Our operating losses over the past three years have significantly reduced the amount of credit available to us from outside lenders, and increased the cost of borrowed funds. We are currently dependent upon cash generated from operations, and borrowings under a revolving credit facility, to satisfy our working capital requirements. Our revolving credit borrowings are based upon the generation of eligible accounts receivable. As our revenues have declined, so too have our receivables and borrowing availability. A material adverse change in our business going forward could prompt our lender to terminate our credit facility. In addition, continued losses could consume our current cash reserves, and negatively affect our ability to obtain replacement financing until we could demonstrate improved operating results or a return to profitability. No assurances can be given that we will have sufficient cash resources to finance future growth, and it may become necessary to raise additional funds through public or private debt or equity financings, which may also not be available to us until operating performance improves, and which may dilute stockholder ownership in us. If, however, we perform according to our expectations, we believe that additional sources of financing would become available to us.

      WE ARE FACED WITH INTENSE COMPETITION AND RAPIDLY CHANGING TECHNOLOGIES, AND WE MAY BECOME UNABLE TO EFFECTIVELY COMPETE IN OUR MARKETPLACE.

      We operate in a highly competitive marketplace. Over the years, our marketplace has become subject to more rapid technological change as communications systems have been evolving from stand-alone voice systems to more highly integrated, software-driven systems. Since we principally sell Avaya products, our competitive position in the marketplace is highly dependent upon Avaya's ability to continue to be a market leader in the product lines that we sell. Our competitors principally include Avaya and other new equipment manufacturers that similarly compete against Avaya products, including Nortel Networks Corporation, Siemens Aktiengesellschaft, Alcatel S.A. and NEC Corporation along with their local and regional dealers, and the other Avaya business partners. We believe that key competitive factors in our market are price, timeliness of delivery, service and product quality and reliability. Due to the reduction in business capital spending on telecommunications products, which has developed in the U.S. over the past few years, competitive pressures have intensified. We also anticipate intensified competition from larger companies having substantially greater technical, financial and marketing resources, as well as larger customer bases and name recognition. As the industry further develops voice and data converged products, we anticipate encountering a broader variety of competitors, including new entrants from related computer and communication industries.

      IF WE ARE UNABLE TO ATTRACT AND RETAIN KEY MANAGEMENT AND SALES EMPLOYEES, WE WILL NOT BE ABLE TO COMPETE EFFECTIVELY AND OUR BUSINESS MAY NOT BE SUCCESSFUL.

      Our success is highly dependent upon our ability to hire and retain key technical, sales and executive personnel. Competition for such personnel is currently intense in our industry, and our deterioration in revenues over the past two years has been partly due to turnover of such key employees. If we fail to hire and retain a sufficient number of high-quality personnel, we may not be able to maintain or expand our business. We have been attempting to expand our systems sales business, which requires more highly skilled technical and sales personnel than our aftermarket parts business, and a failure to hire and retain such personnel would restrict our ability to effectively develop this sales growth strategy.

      FUTURE EQUITY TRANSACTIONS, INCLUDING EXERCISE OF OPTIONS OR WARRANTS, COULD RESULT IN SIGNIFICANT DILUTION.

      From time to time, the Company may sell restricted stock and warrants, and convertible debt, to investors in private placements conducted by broker-dealers, or in negotiated transactions. Because the stock is restricted, the stock is sold at a greater discount to market prices compared to a public stock offering, and the exercise price of the warrants sometimes is at or even lower than market prices. These transactions cause dilution to existing shareholders. Also, from time to time, options are issued to employees and third parties, with exercise prices equal to market. Exercise of in-the-money options and warrants will result in dilution to existing shareholders; the amount of dilution may depend on the spread between market and exercise price, and the number of shares involved. The Company will continue to grant options to employees with exercise prices equal to market price at the grant date, and in the future may sell restricted stock and warrants, all of which may result in dilution to existing shareholders.

      For example, the selling shareholders who hold the notes have the right to convert their notes at a set price of $1.54 per share, and all of the selling shareholders can exercise their warrants at $1.82 per share, regardless of market price. Depending on market price at the time, these conversions and/or exercises could result in dilution to current shareholders.

      TERMS OF SUBSEQUENT FINANCING MAY ADVERSELY IMPACT YOUR INVESTMENT.

      We may have to raise equity, issue debt or preferred stock financing in the future. Your rights and the value of your investment in the common stock could be reduced. For example, if we issue secured debt, the creditors would have a claim to our assets that would be prior to the rights of stockholders until the debt is paid. Debt service would increase costs and negatively impact operating results. Preferred stock could be issued in series from time to time with such designations, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of common stock. In addition, if we need to raise more equity capital from the sale of common stock, institutional or other investors may negotiate terms at least and possibly more favorable than the terms of this offering. Shares of common stock which we sell could be sold into the market, which could adversely affect market price.

      WE COULD BE DELISTED BY THE AMERICAN STOCK EXCHANGE.

      On May 7, 2004 we received notice from the American Stock Exchange (the "Amex") that we did not meet certain of the Amex's continued listing standards as a result of having stockholders' equity less than $4 million and net losses in three out of our four most recent fiscal years, as set forth in Section 1003 (a) (ii) of the Amex Company Guide. We were afforded the opportunity to submit a plan of compliance to the Amex and on June 15, 2004 presented our plan. On July 19, 2004 the Amex notified us that it accepted our plan of compliance and granted us an extension of time to regain compliance with the continued listing standards. We are subject to periodic review by Amex Staff during the extension period which expires November 7, 2005. Failure to make progress consistent with our plan or to regain compliance with the continued listing standards by the end of the extension period could result in our being delisted from the Amex.

      Should we continue to record operating losses, remain below minimum required levels of stockholders' equity, remain below required minimum shareholder or market capitalization levels and /or if our common stock continues to trade at a "low price per share", we could be subject to delisting from the Amex. In considering whether a security warrants continued trading and/or listing on the Amex, many factors are taken into account, such as the degree of investor interest in the company, its prospects for growth, the reputation of its management, the degree of commercial acceptance of its products, and whether its securities have suitable characteristics for auction market trading. Thus, any developments which substantially reduce the size of a company, the nature and scope of its operations, the value or amount of its securities available for the market, or the number of holders of its securities, may occasion a review of continued listing by the Amex. The determination as to whether a security warrants continued trading is not based on any precise mathematical formula rather, each case is considered on the basis of all relevant facts and circumstances and in light of the objectives of the Amex's policies regarding continued listing.

      OTHER RISKS

      In addition to the specific risks and uncertainties discussed above, our future operating performance can also be affected by: performance and reliability of products; the maintenance of our level of customer service and customer relationships; adverse publicity; business disruptions; acts of terrorism within the U.S., and the impact of those acts on the U.S. economy; and other events that can impact revenues and business costs. The risks included here are not exhaustive. Other sections of this report may include additional factors, which could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

      Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose to them any material information unless such information shall have been previously or is simultaneously disclosed in a manner intended to provide broad, non-exclusionary distribution of the information to the public. Accordingly, shareholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not our responsibility.

      WE MAY BE THE SUBJECT OF SECURITIES CLASS ACTION LITIGATION DUE TO FUTURE STOCK PRICE VOLATILITY.

      In the past, when the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of our management.

      PROVISIONS OF DELAWARE LAW COULD DELAY OR PREVENT A CHANGE OF CONTROL.

      As a Delaware corporation, we are subject to the General Corporation Law of the State of Delaware, including Section 203, an anti-takeover law enacted in 1988. In general, Section 203 restricts the ability of a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder. Subject to exceptions, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of a corporation's voting stock. As a result of the application of Section 203, potential acquirers may be discouraged from attempting to acquire us, thereby possibly depriving our stockholders of acquisition opportunities to sell or otherwise dispose of our stock at above-market prices typical of acquisitions.

      THE PRICE OF OUR COMMON STOCK COULD BE VOLATILE.

      Our common stock is quoted on the American Stock Exchange and has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our common stock without regard to our operating performance. In addition, the trading price of our common stock could be subject to significant fluctuations in response to actual or anticipated variations in our quarterly operating results, announcements by us or our competitors, factors affecting the telecommunications industry generally, changes in national or regional economic conditions, changes in securities analysts' estimates for our competitors' or industry's future performance or general market conditions. The market price of our common stock could also be affected by general market price declines or market volatility in the future or future declines or volatility in the prices of stocks for companies in our industry.

      FUTURE SALES OF SHARES OF OUR COMMON STOCK COULD AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND OUR ABILITY TO RAISE ADDITIONAL CAPITAL.

      Under the Laurus transaction, we are obligated to register within thirty (30) days common stock issuable upon conversion of any notes then outstanding. Depending upon the amount outstanding under the revolving facility and the current market price of the Company's shares, Laurus could, subject to certain restrictions,elect to convert its debt into additional common shares significantly in excess of the number of shares being registered under this Prospectus. The Company however does have the option to redeem the notes being converted for a cash premium. We have also registered a substantial number of shares of common stock that are issuable upon the exercise of options. If holders of options choose to exercise their purchase rights and sell shares of common stock in the public market, or if holders of currently restricted common stock or common stock issuable upon conversion of our convertible debt choose to sell such shares of common stock in the public market under Rule 144 or otherwise, or if the selling stockholders whose shares are being offered pursuant to this prospectus sell or attempt to publicly sell such shares all at once or in a short time period, the prevailing market price for our common stock may decline. Future public sales of shares of common stock may adversely affect the market price of our common stock or our future ability to raise capital by offering equity securities.

      WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

      We have never declared or paid a dividend on our common stock. We intend to retain earnings, if any, for use in the operation and expansion of our business and therefore do not anticipate declaring or paying any dividends in the foreseeable future.

      OUR DIRECTORS AND MANAGEMENT WILL EXERCISE SIGNIFICANT CONTROL OVER OUR COMPANY.

      Our directors and executive officers and their affiliates collectively control or beneficially own approximately 45% of our outstanding common stock. As a result, these stockholders, if they act together, will be able to influence our management and affairs and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. The concentration of ownership may have the effect of delaying or preventing a change in control of our company and might affect the market price of our common stock.

                               USE OF PROCEEDS

      We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders named in this prospectus. Any proceeds we receive from any exercise for cash by the selling stockholders of warrants held by them will be used for working capital.

      We have agreed to pay certain expenses in connection with the registration of the shares being offered by the selling stockholders.

                            SELLING STOCKHOLDERS

Laurus Master Fund Ltd.

      On March 31, 2005, the Company entered into a financing transaction with Laurus Master Fund, Ltd, ("Laurus"), providing for a three-year, $3 million ("Capital Availability Amount") revolving loan credit facility which includes a Secured Revolving Note (the "Revolving Note") and a Secured Convertible Minimum Borrowing Note (together with the Revolving Note, the "Laurus Notes"). The initial Secured Convertible Minimum Borrowing Note was set at $500,000, the proceeds of which were advanced to the Company on April 4, 2005. Amounts outstanding under the Laurus Notes will either be paid in cash at their March 31, 2008 maturity date or, at Laurus' option, by converting such amounts into shares of the Company's common stock from time to time. The Company also issued Laurus a five-year warrant (the "Warrant") to purchase an aggregate of 500,000 shares of common stock of the Company at an exercise price of $1.82 per share. The warrant exercise price was set at 130% of the average closing price of the Company's common stock over the ten trading days preceding the execution of the agreement, and is subject to anti-dilution protection adjustments. This transaction was completed in a private offering pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. This new credit facility replaced the $1.7 million revolving credit facility the Company had with Business Alliance Capital Corporation.

      The following describes certain of the material terms of the financing transaction with Laurus. The description below is not a complete description of the material terms of the financing transaction and is qualified in its entirety by reference to the agreements entered into in connection with the financing which were included as exhibits to the Current Report on Form 8-K filed April 5, 2005:

      Principal Borrowing Terms and Prepayment: Borrowings are advanced pursuant to a formula consisting of (i) 90% of eligible accounts receivable, as defined (primarily receivables that are less than 90 days old), and (ii) 30% of eligible inventory, as defined (primarily inventory classified as "finished goods"), up to a maximum inventory advance of $600,000, less any reserves required by Laurus. Interest on the outstanding borrowings is charged at the per annum rate of two percentage points (2%) above the prime rate, but not less than 6%. The interest rate charged, however, will be decreased by 2% (or 200 basis points) for every 25% increase in the market price of the Company's common stock above the fixed conversion price, down to a minimum interest charge of 0.0%. The Company will additionally be charged a fee equal to 0.25% of the unused portion of the facility. Should the Company terminate the financing agreement with Laurus prior to the maturity date, the Company will incur an early payment fee equal to 4%, 3% and 2% of the Capital Availability Amount if terminated in the first, second or third year, respectively, of the term.

      Security and Events of Default. The Laurus Notes are secured by a lien on substantially all of the Company's assets. The Security Agreement contains no specific financial covenants; however, it defines certain circumstances under which the agreement can be declared in default and subject to termination, including among others if (i) there is a material adverse change in the Company's business or financial condition; (ii) an insolvency proceeding is commenced; (iii) the Company defaults on any of its material agreements with third parties or there are material liens or attachments levied against the Company's assets; (iv) the Company's common stock ceases to be publicly traded; and (v) the Company fails to comply with the terms, representations and conditions of the agreement. Upon the occurrence of an Event of Default, the interest rate charged will be increased by 1-1/2 % per month until the default is cured; should the default continue beyond any applicable grace period, then Laurus could require the Company to repay 120% of any principal and interest outstanding under the agreement.

      Conversion Rights. All or a portion of the outstanding principal and interest due under the Laurus Notes may be converted, at the option of the Holder, into shares of the Company's common stock, subject to certain limitations as defined in the Laurus Notes, if the market price of the common stock is 15% above the Fixed Conversion Price of $1.54 per share for five consecutive trading days in any month. The fixed conversion price was originally set at 110% of the average closing price of the Company's common stock over the ten trading days preceding the execution of the agreement, and is subject to anti-dilution protection adjustments. The fixed conversion price will be reset once $1.5 million of debt has been converted. Upon receipt of a conversion notice from the Holder, the Company can elect to pay cash to the Holder in lieu of issuing shares of common stock, at a price per share equal to the intraday high price of the stock.

      Registration Rights. Pursuant to the terms of a Registration Rights Agreement, the Company is obligated to file and obtain effectiveness for a registration statement registering the resale of shares of the Company's common stock issuable upon conversion of the Laurus Notes and the exercise of the Warrant. If the registration statement is not timely filed, or declared effective the Company will be subject to certain penalties.

Jean-Marc Stiegemeier

      On October 1, 2004, the Company entered into an employment agreement (the "Agreement") with Mr. Stiegemeier (the "Executive") through December 31, 2009. Concurrent with the effective date of the Agreement, Executive was issued a Warrant to purchase up to Four Hundred Thousand (400,000) shares of common stock at fair market value. The Warrant is exercisable immediately. The underlying common stock is unregistered as of the date of issuance of the warrant. The Warrant includes the obligation of the Company to register the underlying shares as soon as practical.

Alfred Stein

      On January 6, 2005, the Company and Mr. Stein have reached agreement on the principal terms of a two-year employment agreement. Concurrent with the effective date of the agreement, Mr. Stein received a warrant to purchase up to 250,000 shares of common stock at an exercise price equal to the fair market value of the common stock on the effective date of his employment. The Company has agreed to register a portion of the underlying shares for the Executive with this prospectus.

Nevelle Johnson

      On March 1, 2005, the Company and Mr. Johnson have entered into an employment agreement (the "Agreement") expiring December 31, 2008 which includes the following key provisions: (i) an initial annual base salary of $200,000; (ii) an annual bonus of up to 50% of base salary based upon attaining earnings targets approved by the Board of Directors; (iii) the grant of a warrant to purchase up to 250,000 shares of common stock at an exercise price equal to the fair market value of the common stock on the effective date of his employment. The Company has agreed to register a portion of the underlying shares for the Executive with this prospectus.

      Based on information provided by the selling stockholders, the following table sets forth certain information regarding the selling stockholders.

      The table below assumes for calculating each selling stockholder's beneficial and percentage ownership that options, warrants or convertible securities that are held by such stockholder (but not held by any other person) and are exercisable within 60 days from the date of this prospectus have been exercised and converted. The table also assumes the sale of all of the shares being offered.


                                                                  Common Stock Beneficially
                                                                 Owned After the Offering (1)
                           Number of Shares of                  -----------------------------
                               Common Stock
                            Beneficially Owned       Shares       Number       Percent of
Selling Security Holder   Prior to the Offering  Being Offered  of Shares  Outstanding Shares
-----------------------   ---------------------  -------------  ---------  ------------------

Laurus Master Fund, Ltd. (1)     175,500 (2)        825,000        --

Jean-Marc Stiegemeier            400,000            400,000        --

Alfred Stein                     250,000            150,000      100,000          2.8%

Nevelle Johnson                  260,000            100,000      160,000          4.5%

--------------------
<F1>  We do not know when or in what amounts the selling stockholders may offer for sale the shares of common stock pursuant to this offering. The selling stockholders may choose not to sell any of the shares offered by this prospectus. Because the selling stockholders may, subject to certain restrictions, offer all or some of the shares of common stock pursuant to this offering we cannot estimate the number of shares of common stock that the selling stockholders will hold after completion of the offering. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares covered by this prospectus upon the completion of the offering and that the selling stockholders will not have entered into any other transactions with respect to our securities.

<F2>  Laurus (i) has made an investment in the Note and, subject to certain conditions noted below, may convert this investment into up to 325,000 shares of our common stock at the conversion price set forth in the Note and (ii) holds warrants to purchase up to 500,000 shares of common stock and, subject to certain conditions noted below, these warrants are exercisable within 60 days at an exercise price of $1.82 per share. The Note and warrants are not exercisable to the extent that the number of shares of our common stock beneficially held by Laurus after giving effect to such conversion or exercise would result in beneficial ownership by Laurus of more than 4.99% of our outstanding shares of common stock. Laurus may only waive these restrictions (x) upon 90 days' prior notice to us, or (y) upon the occurrence of an event of default under the Notes. Laurus beneficially owns 175,500 shares of our common stock underlying warrants and the Notes that are exercisable or convertible, as the case may be, within 60 days. Laurus' address is 825 Third Avenue, New York, NY 10022.

                            PLAN OF DISTRIBUTION

      All costs, expenses and fees in connection with the registration of the shares offered by this prospectus shall be borne by us. Brokerage costs, if any, attributable to the sale of shares will be borne by the selling stockholder.

      Subject to certain contractual restrictions noted above, the shares may be sold by the selling stockholder by one or more of the following methods:

      *     under a 10b5-1 trading plan;

      * block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the shares as principal to facilitate the transaction;

      * purchases by a broker or dealer as principal and resale by such broker dealer for its account pursuant to this prospectus;

      * an exchange distribution in accordance with the rules of the applicable exchange;

      * ordinary brokerage transactions and transactions in which the broker solicits purchasers;

      *     through put and call options relating to the shares;

      *     negotiated transactions;

      * a combination of any such methods of sale at market prices prevailing at the time of the sale or at negotiated prices; and

      *     any other method permitted pursuant to applicable law.

      The transactions described above may or may not involve brokers or dealers.

      The selling stockholders will not be restricted as to the price or prices at which the selling stockholders may sell their shares. Sales of shares by the selling stockholders may depress the market price of our common stock since the number of shares which may be sold by the selling stockholders is relatively large compared to the historical average weekly trading of our common stock. Accordingly, if the selling stockholders were to sell, or attempt to sell, all of such shares at once or during a short time period, we believe such a transaction could adversely affect the market price of our common stock.

      From time to time a selling stockholder may pledge its shares under margin provisions of customer agreements with its brokers or under loans with third parties. Upon a default by the selling stockholder, the broker or such third party may offer and sell any pledged shares from time to time.

      In effecting sales, brokers and dealers engaged by a selling stockholder may arrange for other brokers or dealers to participate in the sales as agents or principals. Brokers or dealers may receive commissions or discounts from the selling stockholder or, if the broker-dealer acts as agent for the purchaser of such shares, from the purchaser in amounts to be negotiated, which compensation as to a particular broker dealer might be in excess of customary commissions which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share, and to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may then resell those shares from time to time in transactions

      *     in the over-the counter market or otherwise;

      *     at prices and on terms prevailing at the time of sale;

      *     at prices related to the then-current market price; or

      *     in negotiated transactions.

      These resales may involve block transactions or sales to and through other broker-dealers, including any of the transactions described above. In connection with these sales, these broker-dealers may pay to or receive from the purchasers of those shares commissions as described above. The selling stockholders may also sell the shares in open market transactions under Rule 144 under the Securities Act, rather than under this prospectus.

      The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In this event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

      The selling stockholders are subject to applicable provisions of the Securities Exchange Act of 1934 and the SEC's rules and regulations, including Regulation M, which provisions may limit the timing of purchases and sales of the shares by the selling stockholders.

      In order to comply with certain states' securities laws, if applicable, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

                                LEGAL MATTERS

      Pepe & Hazard LLP of Boston, Massachusetts will pass upon the validity of the shares of common stock being offered by this prospectus.

                                   EXPERTS

      The financial statements and the related financial statement schedule incorporated in this prospectus by reference from Farmstead Telephone Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Carlin, Charron & Rosen, LLP, independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                     WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act of 1934 and we file reports and other information with the SEC.

      You may read and copy any of the reports, statements, or other information we file with the SEC at the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. The American Stock Exchange maintains a Web site at http://www.amex.com that contains reports, proxy statements and other information filed by us.

      You may also obtain information about us, including copies of our SEC reports, through our website at http://www.farmstead.com. This website address is not an active link to the registration statement of which this prospectus is a part, and any documents, references, links or other materials of any kind contained or referred to on such website are not part of the registration statement of which this prospectus is a part.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      We have filed with the SEC, Washington, D.C., a registration statement on Form S-3 under the Securities Act of 1933, covering the securities offered by this prospectus. This prospectus does not contain all of the information that you can find in our registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed or incorporated by reference as an exhibit to the registration statement.

      The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information in this prospectus and the documents listed below. We incorporate by reference the documents listed below, and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all the shares.

1.    Our Annual Report on Form 10-K for the fiscal year ended December 31,
      2004;

2.    Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

3.    Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004;

4.    Our Quarterly Report on Form 10-Q for the quarter ended September 30,
      2004;

5. The description of the Registrant's common stock, contained in the Registrant's Registration Statement on Form SB-2 (Registration No. 333-5103) dated June 3, 1996 (as amended by Forms SB-2/A dated July 22, 1996, and August 12, 1996), and Form 8-A dated September 10, 1996, including any amendments or reports filed for the purpose of updating that description.

6. All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of this offering, except the Compensation Committee Report on Executive Compensation and the performance graph included in any Proxy Statement filed by us pursuant to Section 14 of the Exchange Act; and

7. All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of the initial filing of this registration statement and prior to the effectiveness of this registration statement, except the Compensation Committee Report on Executive Compensation and the performance graph included in any Proxy Statement filed by us pursuant to Section 14 of the Exchange Act.

The SEC file number for all of these filings is 000-15938.

      You may request and we will provide a copy of these filings to you at no cost, other than the exhibits, by writing or telephoning us at Farmstead Telephone Group, Inc., 22 Prestige Park Circle, East Hartford, Connecticut 06108, telephone number (860)610-6000.

      We have not authorized anyone else to provide you with information different from that contained or incorporated by reference in this prospectus. This prospectus is not an offer to sell nor is it a solicitation of an offer to buy any security in any jurisdiction where the offer or sale is not permitted. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus or incorporated by reference herein is correct as of any time subsequent to its date.

                                   PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (estimated except for the SEC Registration fee) are as follows:

SEC Registration Fee                            $   230.90

American Stock Exchange Listing Fee             $29,500.00*

Accounting Fees and Expenses                    $ 2,500.00*

Printing Expenses                               $ 5,000.00*

Legal Fees and Expenses                         $15,000.00*

Miscellaneous Expenses                          $ 2,769.10*

Total                                           $55,000.00*

* Estimated pursuant to Item 511 of Regulation S-K

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 145 of the General Corporation Law of the State of Delaware ("GCL") provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

      Section 102(b) of the GCL permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director's liability to the corporation and its shareholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) of the GCL provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) breaches of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct of knowing violations of law; (iii) liability for dividends paid or stock repurchased or redeemed in violation of the GCL; or (iv) any transaction from which the director derived an improper personal benefit. Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its shareholders to obtain injunctive relief, specific performance or other equitable relief against directors.

      The registrant's Certificate of Incorporation and the registrant's By-laws provide for indemnification to the fullest extent permitted or authorized by the GCL or judicial or administrative decisions of each person who was or is a party or threatened to be made a party, or was, or is a witness, to any threatened pending or completed action, suit, or proceeding against any liability or cost or expense asserted against him or incurred by him by reason of the fact that he is or was a director, officer or employee of the registrant or is or was an agent of the registrant to whom the registrant has agreed to grant such indemnity or is serving or was serving, at the registrant's request, as an officer , director or employee of another entity or is serving as an agent of another entity to whom the Corporation has agreed to grant indemnity. The foregoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise.

      The registrant's Certificate of Incorporation provides that no director of the registrant shall be personally liable to the registrant or its stockholders for any monetary damages for breaches of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the GCL; or (iv) for any transaction from which the director derived an improper personal benefit.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS.

      5     Opinion of Pepe & Hazard LLP

      23.1  Consent of Carlin, Charron & Rosen, LLP

      23.4  Consent of Pepe & Hazard LLP (included in Exhibit 5)

      24 Power of Attorney (included on the signature page of the Registration Statement)

ITEM 17. UNDERTAKINGS

Undertaking Required by Regulation S-K, Item 512(a).

The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

            ii. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof)which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            iii. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (i) and (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Undertaking Required by Regulation S-K, Item 512(b).

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

Undertaking required by Regulation S-K, Item 512(h).

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                 SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this and authorized this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of East Hartford, State of Connecticut on the 27th day of May, 2005.

                                  Farmstead Telephone Group, Inc.


                                  By: /s/ Jean-Marc Stiegemeier
                                      -------------------------------------
                                      Jean-Marc Stiegemeier
                                      Chief Executive Officer and President


      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Jean-Marc Stiegemeier and Robert G. LaVigne, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for such person and in his name, place and stead, in any and all capacities, in connection with the Registrant's Registration Statement on Form S-3 under the Securities Act of 1933, including to sign the Registration Statement in the name and on behalf of the undersigned as a director or officer of the Registrant and any and all amendments or supplements thereto, including any and all stickers and post-effective amendments thereto, and any and all additional registration statements relating to the same offering of securities as those that are covered by the Registration Statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                       Title(s)
---------                       --------

/s/ Jean-Marc Stiegemeier       Chairman of the Board, President, Chief
----------------------------    Executive Officer and Director
Jean-Marc Stiegemeier           (Principal Executive Officer)

Dated: May 27, 2005

/s/ Robert G. LaVigne           Executive Vice President, Chief Financial
----------------------------    Officer, Secretary and Treasurer
Robert G. LaVigne               (Principal Financial and Accounting Officer)

Dated: May 27, 2005

/s/ George J. Taylor, Jr.       Director
----------------------------
George J. Taylor, Jr.

Dated: May 27, 2005

/s/ Harold L. Hansen            Director
----------------------------
Harold L. Hansen

Dated: May 27, 2005

/s/ Joseph J. Kelley            Director
----------------------------
Joseph J. Kelley

Dated: May 27, 2005

/s/ Ronald P. Pettirossi        Director
----------------------------
Ronald P. Pettirossi

Dated: May 27, 2005

/s/ Hugh M. Taylor              Director
----------------------------
Hugh M. Taylor

Dated: May 27, 2005